Exhibit 4.1

SLM CORPORATION

OFFICERS’ CERTIFICATE

This certificate is furnished to The Bank of New York, as successor to J.P. Morgan Chase Bank, National Association, as trustee (the “Trustee”), for the securities designated as Medium Term Notes, Series A (the “Series A Notes”) of SLM Corporation, a Delaware corporation (the “Company”), pursuant to Sections 2.02(a) and (c) of the Indenture, dated as of October 1, 2000 (the “Base Indenture”), between the Company and The Bank of New York, as subsequently amended and supplemented (the Base Indenture, as amended and supplemented, is referred to herein as the “Indenture”).

By resolution dated May 10, 2001, the Board of Directors of the Company authorized the Company to develop a medium term note program or programs and to issue and sell medium term notes and authorized certain officers or any one of their designees to take or cause to be taken actions under such resolution.  By officers’ certificate dated May 5, 2006, the Company established, pursuant to Section 2.02 of the Indenture, the Series A Notes.

The undersigned, John F. Remondi, Vice Chairman and Chief Financial Officer of the Company, and Mary F. Eure, Senior Vice President and Corporate Secretary of the Company, hereby make this certificate in order to set forth the terms of the Notes set forth in the pricing supplement or pricing supplements, and to be issued on June 18, 2008 (the “Notes”).

A.            The resolution of the Board of Directors of the Company authorizing the issuance from time to time of the Company’s Series A Notes is attached as Exhibit A to this certificate.

B.            The terms of the Notes, including the principal amount, maturity date, method for calculating and paying interest and applicable covenants, are as set forth in Exhibit B to this certificate.

C.            The Notes shall be evidenced by the Medium Term Note, Series A, Master Note previously delivered to the Trustee, a copy of which is attached as Exhibit C to this certificate.

D.            Each of the undersigned (i) has read Section 2.02 and other relevant provisions of the Indenture, (ii) has examined documents and made inquiries of officers of the Company or its affiliates in order to ascertain compliance with Section 2.02 of the Indenture, (iii) is of the opinion that the signing officer has made such examination and investigation as the signing officer deems necessary to enable such officer to express an informed opinion as to whether the conditions of Section 2.02 of the Indenture have been complied with, and (iv) is of the opinion that the requirements of Section 2.02 of the Indenture have been complied with.

IN WITNESS WHEREOF, we have executed this certificate as of June 18, 2008.

/s/ John F. Remondi	/s/ Mary F. Eure
John F. Remondi	Mary F. Eure
Vice Chairman and Chief Financial Officer	Senior Vice President and Corporate Secretary
SLM Corporation	SLM Corporation

Exhibit A

USA Education, Inc.

Meeting of the Board of Directors

May 10, 2001

5/01-2/1-2

RESOLUTIONS

(Pertaining to the Creation and Authorization of a Medium Term Note
Program or Programs)

WHEREAS, the Board of Directors has determined that it is in the best interest of the Corporation to develop alternative financing sources for origination and purchases of education-related and other loans by its subsidiaries (other than the Student Loan Marketing Association), repurchases of stock and other permitted general corporate purposes;

NOW, THEREFORE, BE IT RESOLVED, that the Corporation is hereby directed to explore and develop a medium term note program or programs;

FURTHER RESOLVED, that the Corporation and its subsidiaries (other than the Student Loan Marketing Association) shall be authorized in connection with such medium term note program or programs: (1) to issue and sell medium term notes, including but not limited any debt (which may or may not be designated as a medium term note) issued under a registration statement or debt exempt from registration requirements, (2) to establish and borrow under credit, letter of credit or other liquidity facilities or other credit enhancement, (3) to use the proceeds of such medium term note issuances to repurchase the Corporation’s common shares, originate and purchase education-related and other loans, notes or other assets through subsidiaries (other than the Student Loan Marketing Association), to make loans or advances to the Corporation’s subsidiaries, or for other permitted general corporate purposes, (4) to sell, transfer, pledge or otherwise encumber any and all of such student loans, notes or other assets, (5) to execute and deliver all instruments and agreements that may be necessary, appropriate or desirable (including, without limitation, global securities definitive form certificates representing the medium term notes, other forms of notes or evidences of debt, distribution agreements, terms agreements, indentures, credit enhancement or liquidity facility agreements and any other agreements with administrative or distribution agents, ratings agencies, placement agents, underwriters, trustees or other agents), (6) to file one or more registration statements on Form S-3 and any pre- or post- effective amendment thereto with the Securities and Exchange Commission with regard to the securities described herein, and (7) to take all other actions and to do all other things necessary, appropriate or desirable in connection with and to accomplish the foregoing;

FURTHER RESOLVED, that in furtherance of the development and establishment of such a program or programs, the Chief Executive Officer, any Executive Vice President, the Chief Financial Officer or any one of their respective designees (collectively, the “Authorized Officers”) are authorized to take or cause to be taken any and all such actions as such officer or officers may deem necessary or desirable to carry out the purpose and intent of the forgoing resolutions, and any and all actions heretofore taken by any one or more of such Authorized Officers in connection with the transactions contemplated herein are hereby ratified, approved and confirmed.

 X

Exhibit B

Pricing Supplement No. 1 dated June 11, 2008	Filed under Rule 424(b)(3)
(to Prospectus dated December 21, 2005	File No. 333-130584
and Prospectus Supplement dated June 11, 2008)

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Principal Amount:	$2,500,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	June 18, 2008	Closing Date:	June 18, 2008	CUSIP Number:	78442F EH 7

Maturity Date:	June 15, 2018	Option to Extend Maturity: If Yes, Final Maturity Date:	☒ No ☐ Yes	Specified Currency:	U.S. Dollars

Redeemable in whole or in part at the option of the Company:	☐ No ☒ Yes	Redemption Price:	See “Additional Terms of the Notes – Optional Redemption.”
		Redemption Dates:	At any time as described in “Additional Terms of the Notes – Optional Redemption.”

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Repurchase Upon a Change of Control	☐ No
Triggering Event:	☒ Yes

Applicable to Fixed Rate Notes Only:

Interest Rate: 8.450%.		Interest Payment Dates:	Each June 15th and December 15th during the term of the Notes, unless earlier redeemed, beginning December 15, 2008, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method: 30/360.		Interest Periods:

From and including the Closing Date or each June 15th and December 15th thereafter, as the case may be, to and including the next succeeding June 14th and December 14th, as the case may be, unless earlier redeemed, with no adjustment to period end dates for accrual purposes.

Joint Book-running Managers

Banc of America Securities LLC	Merrill Lynch & Co.	Deutsche Bank Securities

Co-Managers

Barclays Capital	JPMorgan	RBS Greenwich Capital
Credit Suisse	RBC Capital Markets	UBS Investment Bank

June 11, 2008

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
8.450% Medium Term Notes, Series A, due June 15, 2018	$2,500,000,000	$98,250.00

Business Day Convention:	Following Business Day.

Form:	Book-entry.

Denominations:	$2,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:

The Bank of New York, as successor trustee by virtue of a transfer of all or substantially all of the corporate trust business assets of JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

	Agents	Principal Amount of Notes
	Banc of America Securities LLC	$750,000,000.00
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	750,000,000.00
	Deutsche Bank Securities Inc.	500,000,000.00
	Barclays Capital Inc.	83,334,000.00
	Credit Suisse Securities (USA) LLC	83,334,000.00
	Greenwich Capital Markets, Inc.	83,333,000.00
	J.P. Morgan Securities Inc.	83,333,000.00
	RBC Capital Markets Corporation	83,333,000.00
	UBS Securities LLC	83,333,000.00
	Total	$2,500,000,000.00

Issue Price:	98.03%.

Agents’ Commission:	0.55% (55 bps).

Net Proceeds:	$2,437,000,000.

Concession:	0.35% (35 bps).

Reallowance:	0.25% (25 bps).

CUSIP Number:	78442F EH 7.

ISIN Number:	US78442FEH73.

An affiliate of one of the underwriters has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation

nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.

ADDITIONAL TERMS OF THE NOTES

Optional Redemption

The Notes will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in each case accrued interest thereon to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment  Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance  with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. plus two others or their affiliates which are primary U.S. Government securities dealers, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute herefore another Primary Treasury Dealer.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Terms used but not defined herein shall have the meanings assigned to them in the Indenture.

Repurchase Upon a Change of Control Triggering Event.

If a Change of Control Triggering Event occurs, unless the Company has exercised its right, if any, to redeem the Notes in full, the Company will make an offer to each Holder (the “Change of Control Offer”) to repurchase any and all of such Holder’s Notes (equal to $2,000 or an integral multiple of $1,000 above that amount) at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will be required to mail a notice to Holders of Notes, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no less than 30 days and no more than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control repurchase provisions of the Notes by virtue of such conflicts.

The Company will not be required to offer to repurchase the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases on the applicable date all Notes properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes and the Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by the Company to comply with its obligations to offer to purchase the Notes unless the Company promptly makes an offer to repurchase the Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•                  accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•                  deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•                  deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officer’s Certificate stating the principal amount of Notes or portions of Notes being purchased.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any date from the announcement of the occurrence of a Change of Control (or pending Change of Control) until the end of the 60-day period following public notice of the occurrence of the Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event.

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of the Company’s voting stock; (3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” (as that term is used in Section 13(d)(3) of the

Exchange Act) consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Company or such other “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving “person” (as that term is used in Section 13(d)(3) of the Exchange Act) immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction.  For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company, even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies”.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1©(2)(vi)(F) under the Exchange Act, that we select (pursuant to a resolution of the Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Exhibit C

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.15 OF THE INDENTURE, THIS MASTER NOTE MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITARY OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

USA EDUCATION, INC.
MEDIUM TERM NOTE, SERIES A

MASTER NOTE

October 31, 2001

(Date of Issuance)

USA EDUCATION, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns: (i) on each principal payment date, including each amortization date, redemption date, repayment date, maturity date and extended maturity date, as applicable, of each obligation identified on the records of the Issuer (which records are maintained by The Chase Manhattan Bank, in its capacity as paying agent (the “Paying Agent”)), the principal amount then due and payable for each such obligation, and (ii) on each interest payment date, if any, the interest then due and payable, on the principal amount for each such obligation. Payment shall be made by wire transfer of United States dollars to the registered owner, or in immediately available funds or the equivalent to a party authorized by the registered owner and in the currency other than United States dollars as provided for in each such obligation, by the Paying Agent without the necessity and surrender of this Master Note (the “Master Note”).

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS MASTER NOTE SET FORTH ON THE REVERSE HEREOF AND) TO THE TERMS OF THE PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENT(S), WHICH ARE INCORPORATED HEREIN BY REFERENCE.

This Master Note shall be governed by and construed in accordance with the laws of the State of New York. This Master Note is a valid and binding obligation of the Issuer.

Unless the certificate of authentication hereon has been executed by The Chase Manhattan Bank, the Trustee under the Indenture, or its successor thereunder by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: October 31, 2001

USA EDUCATION, INC.

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	Vice Chairman and Chief Financial Officer

By:	/s/ Mary F. Eure
Name:	Mary F. Eure
Title:	Corporate Secretary

2

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

THE CHASE MANHATTAN BANK, as Trustee

By:	/s/ Craig M. Kantor
Craig M. Kantor
Vice President

3

[Reverse of Note]

USA EDUCATION, INC.

MEDIUM TERM NOTES, SERIES A

MASTER NOTE

This Master Note is one of a duly authorized issue of notes (the “Notes”) of the Company issued under the Indenture, dated as of October 1, 2000 (the “Base Indenture”), as amended prior to the date hereof (collectively, the “Indenture”), between the Company and The Chase Manhattan Bank, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights and limitations of rights thereunder of the Company, the Trustee and the Holders of the Notes (the “Holders”), and the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used and not otherwise defined in this Master Note have the meanings ascribed to them in the indenture.

The Trustee shall calculate the interest payable hereon in accordance with the foregoing and will confirm in writing such calculation to the Company and the Paying Agent (if other than the Trustee) immediately after each determination. All determinations made by the Trustee shall be, in the absence of manifest error, conclusive for all purposes and binding on the Company and Holders.

If an Event of Default with respect to the Notes shall occur and be continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in principal amount of all of the outstanding Notes, by notice to the Company and the Trustee, may declare the principal of all the Notes due and payable in the manner and with the effect provided in the Indenture.

The indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Notes at the time outstanding. The indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes at the time outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Master Note shall be conclusive and binding upon such Holder and upon future Holders of this Master Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Master Note.

Holders may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Master Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Master Note at the time, place, and rate, and in the coin or currency, herein prescribed.

4